Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Fiscal Year 2021 Results

Year over Year Revenue Increased $590 Thousand

$5 Million in Gross Proceeds from Preferred Stock Offering During the Fourth Quarter

March 29, 2022 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three months and year ended December 31, 2021. Revenue for the year was $7.5 million, up 9% from the prior year. Additionally, Interlink Electronics completed a private placement preferred stock offering during the fourth quarter of 2021 that raised gross proceeds of $5.0 million.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended December 31,				Twelve months ended December 31,
Consolidated Financial Results	2021	2020	$ ∆	% ∆	2021	2020	$ ∆	% ∆
Revenue	$1,623	$1,947	$(324)	(16.6)%	$7,478	$6,888	$590	8.6%
Gross profit	$765	$1,134	$(369)	(32.5)%	$4,058	$3,902	$156	4.0%
Gross margin	47.1%	58.2%			54.3%	56.6%

Income (loss) from operations	$(411)	$220	$(631)	nm	$(79)	$110	$(189)	nm

Net income (loss)	$(977)	$53	$(1,030)	nm	$(734)	$113	$(847)	nm
Earnings (loss) per common share – diluted	$(0.16)	$0.01	$(0.17)	nm	$(0.12)	$0.02	$(0.14)	nm

EBITDA[1]	$(369)	$247	$(616)	nm	$152	$297	$(145)	(48.8)%
EBITDA margin[2]	(22.7)%	12.7%			2.0%	4.3%

nm: Not meaningful

1 See attached schedules for reconciliation to GAAP measurements

2 EBITDA margin is EBITDA divided by revenue

•	Revenue in the fourth quarter of 2021 decreased 17% to $1.6 million from $1.9 million in the same year-ago period, primarily due to lower sales of our custom products in the consumer and medical markets, partly offset by higher demand of our custom products in the industrial market. The 9% increase in year-over-year revenue from $6.9 million last year to $7.5 million this year was driven by increased shipments of our custom products to our industrial market customers. Revenue for the first quarter of 2022 is forecasted to exceed $2.0 million, and the Company expects revenue for the 2022 year to exceed the 2021 revenue level.

•	Gross margin declined to 47.1% in the current quarter from 58.2% in the year-ago quarter, and declined to 54.3% in the current year from 56.6% in the prior year, due to changes in product and customer mix, increases in production headcount and corresponding labor costs, and provisions for certain excess inventories.

•	Operating income (loss) was a loss of $(411) thousand for the fourth quarter of 2021, compared with income of $220 thousand in the same period in 2020. Operating income (loss) was impacted by lower gross profit and increased operating expenses for engineering, research and development activities, along with increased general and administrative costs for personnel and fees for professional services. Operating income (loss) for the current year was a loss of $(79) thousand, compared with income of $110 thousand in 2020. Operating expenses for the year increased approximately $345 thousand (or 9%) from the prior year primarily due to investments in product development activities, administrative personnel, and fees for professional services on strategic initiatives. For one such strategic initiative, during the quarter and year ended December 31, 2021, respectively, the Company incurred approximately $46 thousand and $97 thousand of legal costs in connection with pursuit of an acquisition, for which the Company withdrew its merger pursuit in early 2022 following mutual agreement with the target.

•	In the fourth quarter of 2021, after-tax net (loss) was $(977) thousand, or $(0.16) per diluted common share, compared to after-tax net income of $53 thousand, or $0.01 per diluted common share, in the same year-ago period. After tax net income (loss) for 2021 was impacted by a $629 thousand non-cash charge to record a valuation allowance on domestic deferred tax assets due to recent cumulative taxable losses in the U.S. jurisdiction.

•	EBITDA for the fourth quarter of 2021 was negative $(369) thousand, compared with EBITDA of $247 thousand in the same period in 2020. For the twelve-month period ended December 31, 2021, EBITDA was $152 thousand, compared with EBITDA of $297 thousand in 2020. The declines in EBITDA were primarily the result of increased operating expenses incurred for investments in product development and other strategic initiatives.

•	Interlink ended the year with $10.8 million in cash and cash equivalents. During the fourth quarter of 2021, Interlink completed its private placement preferred stock offering of its 8.0% Series A Convertible Preferred Stock in which it sold 200,000 shares at an offering price of $25.00 per share, for gross proceeds of $5.0 million. Interlink anticipates using the proceeds from the offering for working capital and other general corporate purposes, and to fund potential acquisitions.

“We continue to see momentum in our commercial activity related to our custom sensor solutions in multiple verticals,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We are actively seeking additional experienced engineering and sales talent to support our growth plans.”

“We also continue to pursue acquisitions and strategic investments that are complementary to our organic growth objectives,” added Mr. Bronson.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by revenue. Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is presented in the attached schedules. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance, the company’s expectations with respect to its product pipeline and acquisition opportunities, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$10,777	$6,120
Restricted cash	5	5
Accounts receivable, net	1,080	1,113
Inventories	814	866
Prepaid expenses and other current assets	391	392
Total current assets	13,067	8,496
Property, plant and equipment, net	338	407
Intangible assets, net	131	195
Right-of-use assets	163	334
Deferred tax assets	8	527
Other assets	72	63
Total assets	$13,779	$10,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$338	$235
Accrued liabilities	507	343
Lease liabilities, current	138	219
PPP loan payable	—	186
Accrued income taxes	54	59
Total current liabilities	1,037	1,042

Long-term liabilities
Lease liabilities, long term	37	140
Total long-term liabilities	37	140
Total liabilities	1,074	1,182

Stockholders’ equity
Preferred stock	2	—
Common stock	7	7
Additional paid-in-capital	62,552	57,966
Accumulated other comprehensive income	96	37
Accumulated deficit	(49,952)	(49,170)
Total stockholders’ equity	12,705	8,840
Total liabilities and stockholders’ equity	$13,779	$10,022

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(in thousands, except share data)
Revenue, net	$1,623	$1,947	$7,478	$6,888
Cost of revenue	858	813	3,420	2,986
Gross profit	765	1,134	4,058	3,902
Operating expenses:
Engineering, research and development	339	132	893	918
Selling, general and administrative	837	782	3,244	2,874
Total operating expenses	1,176	914	4,137	3,792
Income (loss) from operations	(411)	220	(79)	110
Other income (expense):
Other income (expense), net	(25)	(49)	(50)	(92)
Income (loss) before income taxes	(436)	171	(129)	18
Income tax expense (benefit)	541	118	605	(95)
Net income (loss)	$(977)	$53	$(734)	$113

Net income (loss) applicable to common stockholders	$(1,025)	$53	$(782)	$113
Earnings (loss) per common share, basic and diluted	$(0.16)	$0.01	$(0.12)	$0.02

Weighted average common shares outstanding - basic	6,602	6,601	6,601	6,586
Weighted average common shares outstanding - diluted	6,602	6,601	6,601	6,599

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(in thousands)
Net income (loss)	$(977)	$53	$(734)	$113
Adjustments to arrive at earnings before interest, income taxes, depreciation, and amortization (EBITDA):
Interest expense (income), net	—	(1)	—	(14)
Income tax expense (benefit)	541	118	605	(95)
Depreciation and amortization expense	67	77	281	293
EBITDA	$(369)	$247	$152	$297